EXHIBIT 3(i)
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                 QPQ CORPORATION

      The undersigned, being a natural person competent to contract, does hereby make, subscribe and file the Articles of Amendment to the Articles of Incorporation of QPQ Corporation, a Florida corporation, pursuant to Sections
607.0602 and 607.10025 of the Florida Business Corporation Act:

      1.    The name of the corporation is QPQ Corporation (the "Company").

      2. The Company currently is authorized to issue 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine. The text of the resolution of the Board of Directors on October 7, 1997 setting forth amendments to the designations, rights and privileges of the Preferred Stock is as follows:

            WHEREAS, pursuant to the Articles of Incorporation the Company is authorized to issue 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine.

            WHEREAS, the Board of Directors deems it to be in the best interest of the Company to designate a series of such Preferred Stock, consisting of 300,000 shares.

            NOW, THEREFORE, be it resolved that the Board of Directors of the Company be and hereby determines that 300,000 shares of Preferred Stock are designated as Series A Preferred Stock, with the following designations, rights and preferences:

            1. DESIGNATION AND INITIAL NUMBER. The series of Preferred Stock hereby classified shall be designated "Series A Preferred Stock." The initial number of authorized shares of the Series A Preferred Stock shall be 300,000 shares. Upon issuance of the shares of Series A Preferred Stock an amount at least equal to the par value shall be the stated capital of the Company.






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            2.    VOTING  RIGHTS.  Holders of the  shares of Series A  Preferred
            Stock shall be entitled to full voting rights, share for share, with the then outstanding Common Stock as well as with any other class or series of stock of the Company which have general voting power with the Common Stock concerning any matter being voted upon. Except as so provided, shares of Series A Preferred Stock shall at no time be entitled, as a series, class or otherwise, to any other or special or restrictive voting rights of any kind whatsoever, except as then and when and to the extent required by applicable law.

            3. CONVERSION PRIVILEGE. The holders of the Series A Preferred Stock shall have the right, at their option, at any time commencing October 9, 1997, to convert the shares into shares of the Company's Common Stock, par value $.01 per share, on the following terms and conditions:

            a. Each share of Series A Preferred Stock shall be convertible at any time, and from time to time, into five (5) fully paid and non-assessable shares of Common Stock.

            b. Upon presentation and surrender to the Company (or any office or agency maintained for the transfer of the Series A Preferred Stock) of certificates of Series A Preferred Stock to be so converted, duly endorsed in blank for transfer or accompanied by proper instruments of transfer in blank, all bearing medallion guaranteed signature(s) of the holders and accompanied by written notice of conversion (the "Conversion Notice"), the holder of such shares of Series A Preferred Stock shall be entitled, subject to the limitations contained herein, to receive in exchange therefor a certificate or certificates representing such number of fully paid and non-assessable shares of Common Stock which shall represent the number of shares of Series A Preferred Stock issuable upon such conversion. The shares of Series A Preferred Stock shall be deemed to have been converted, and the person converting the same to have become the holder of record of Common Stock, for all purposes as of the date of delivery of the Conversion Notice.

            c. The Company shall, so long as any of the shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of












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            effecting the conversion of the shares of Series A Preferred  Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of Series A Preferred Stock then outstanding.

            d. The Company shall not issue any fraction of a share of Common Stock upon any conversion, but shall round up the number of shares of Common Stock issuable upon such conversion to the next highest whole share.

            4. REDEMPTION. The shares of Series A Preferred Stock are redeemable at any time at the sole option of the Company at a redemption price to be negotiated by the parties.

            5. DIVIDENDS. The shares of Series A Preferred Stock shall pay dividends from time to time as determined in the sole discretion of the Board of Directors out of funds legally available for the payment of dividends by the Company.

            6. LIQUIDATION. In the event of any voluntary or involuntary dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount per share equal to $.01 without interest, and no more, before any payment shall be made to the holders of any stock of the Company ranking junior to the Series A Preferred Stock. A merger of consolidation of the Company with or into any other corporation, share exchange or sale of conveyance of all or any part of the assets of the Company which shall not in fact result in the liquidation of the Company and the distribution of assets to its shareholders shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company within the meaning of this Paragraph 6.

            7. TRANSFERABILITY. The shares of Series A Preferred Stock may be transferred at any time and from time to time at the sole option of the holder.

            BE IT FURTHER RESOLVED, that the President of the Company be and hereby is authorized and directed to execute and file Articles of Amendment reflecting the foregoing action and to take such other acts or actions as he deems necessary and appropriate to effect the









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            foregoing.

      4. The foregoing amendment was duly adopted by unanimous written consent of the Board of Directors on October 7, 1997 and shareholders' action was not required.

      IN WITNESS WHEREOF, this Articles of Amendment to the Articles of Incorporation has been executed on the 9th day of October, 1997.

                                          QPQ CORPORATION

                                          By:  /S/ C. Lawrence Rutstein
                                              -----------------------------
                                                C. Lawrence Rutstein,
                                                President






































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